Exhibit 23.01


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Integrated Health Services, Inc.:



     We consent to the use of our report dated March 24, 1997 relating to the consolidated financial statements of Integrated Health Services, Inc. and subsidiaries, included herein and incorporated by reference, our report dated October 17, 1996 relating to the consolidated financial statements of First
American Health Care of Georgia, Inc. and subsidiaries, incorporated by reference herein, and our report dated April 14, 1997 relating to the consolidated financial statements of Community Care of America, Inc. and subsidiaries, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the registration statement.

     Our report dated March 24, 1997 refers to changes in accounting methods, in 1995, to adopt Statement of Financial Accounting Standards No. 121 relating to impairment of long-lived assets and, in 1996, from deferring and amortizing pre-opening costs of medical specialty units to recording them as expenses when incurred. Our report dated October 17, 1996 contains an explanatory paragraph regarding the uncertainty with respect to certain contingent payments which may be payable under a settlement agreement with the Health Care Financing Administration. Our report dated April 14, 1997 refers to the change in accounting method, in 1996, to adopt Statement of Financial Accounting Standards No. 121 relating to impairment of long-lived assets.



                                        KPMG PEAT MARWICK LLP



Baltimore, Maryland
November 26, 1997